PROSPECTUS Dated March 26, 1998                     Pricing Supplement No. 50 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-46935
Dated March 26, 1998                                            February 2, 1999
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                             -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Fixed Rate Notes) prior to the Maturity Date. We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.

     The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months. In addition, the effective date of New Regulations (as defined in "United States Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.

Principal Amount:          $350,000,000

Maturity Date:             February 8, 2001

Settlement Date
   (Original Issue
     Date):                February 8, 1999

Interest Accrual Date:     February 8, 1999

Issue Price:               Initially at 99.813% and
                           thereafter at prevailing market
                           prices.

Specified Currency:        U.S. Dollars

Redemption
   Percentage:             100%

Redemption Dates:          N/A

Annual Redemption
   Percentage
   Reduction:              N/A

Interest Rate:             5.25% per annum

Interest Payment
   Dates:                  Each February 8 and August 8,
                           commencing August 8, 1999.

Interest Payment
   Period:                 Semi-annually

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Trustee:                   The Chase Manhattan
                           Bank

Minimum
   Denomination:           $1,000

CUSIP:                     61745EMY4

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER